Exhibit 99.1

Overland Storage Shareholders Approve Acquisition of Tandberg Data

San Diego, CA – January 21, 2014 – Overland Storage (NASDAQ: OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle, today announced that it has received the shareholder votes necessary to complete its acquisition of Tandberg Data Holdings S.à r.l., a privately held global leader of data storage and data protection solutions. All proposals subject to a shareholder vote at Overland’s special meeting of shareholders held on January 16, 2014 were approved at such meeting.

Eric Kelly, president and CEO of Overland Storage, commented, “We are delighted the Overland Storage shareholders approved the acquisition of Tandberg Data. The transaction was overwhelmingly approved by our shareholders with 99.8% of the votes cast in favor of the matters required to complete the acquisition. With the combination, we will expand our number of global channel and service partners, and offer one of the most extensive and complementary product lines and service offerings in the enterprise storage industry. The acquisition will expand our reach in APAC, Europe and the Middle East, and will allow us to leverage our world-class manufacturing facility in China to improve operational efficiencies and meet customer demand.”

The leadership team of Overland following the closing will consist of experienced and accomplished executives:

•	Eric Kelly, President and CEO

•	Kurt Kalbfleisch, Chief Financial Officer

•	Randy Gast, Chief Operating Officer

•	Lisa Loe, Vice President of WW Mobility & Cloud Services, Americas, Asia Pacific Sales

•	Scott Petersen, Vice President of WW OEM Sales & Government

•	Graham Paterson, Vice President of EMEA Sales

•	Trevor Heathorn, Vice President of Overland Engineering

•	Carol Dixon, Vice President of Global Human Resources

As part of the agreement, Overland will add two new board members, expanding its board of directors to seven.

About Overland Storage

Overland Storage is a trusted global provider of unified data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, and archival data storage, Overland makes it easy and cost effective to manage different tiers of information over time whether distributed data is across the hall or across the globe. Overland SnapScale, SnapServer, SnapSAN, NEO Series and REO Series solutions are available through a select network of value-added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: risks related to disruption of management’s attention from our ongoing business operations due to the transaction, the effect of the announcement of the acquisition on our ability to retain customers and retain and hire key personnel and maintain relationships with our suppliers, operating results and business generally; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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Overland Storage, SnapScale, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

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